EXHIBIT 99.1


Contact:    Jean Marie Young
            Director - Investor Relations
            (212) 557-9100                               FOR IMMEDIATE RELEASE


              AMERICAN BANKNOTE CORPORATION ANNOUNCES THE PRICE OF
                    ITS TENDER OFFER AND CONSENT SOLICITATION


NEW YORK, NY, October 8, 1997 -- American Banknote Corporation (formerly United States Banknote Corporation) (NYSE : ABN) today announced the price of its cash tender offer for all of its 11 5/8% Senior Notes due 2002. The total consideration to be paid for each validly tendered Note and properly delivered consent will be $1,094.47, determined on the basis of a yield to maturity on the Earliest Redemption Date equal to the sum of (x) 5.50% (the yield on the 6 1/4% U.S. Treasury Note due July 31, 1998, based on the bid price for such security as of 2:00 p.m., New York City time, on October 8, 1997, the tenth business day immediately preceding the scheduled expiration date of the Tender Offer), plus
(y) 75 basis points (such price being rounded to the nearest cent per $1,000 principal amount of the Notes). This includes a consent payment of $20.00 per $1,000 principal amount of the Notes, which Holders of the Notes tendered prior to the consent expiration date are entitled to receive. The tender offer will expire at 12:00 midnight, New York City time, on Thursday, October 23, 1997, unless further extended.

Chase Securities Inc. and Bear, Stearns & Co. Inc. are the Dealer Managers for the tender offer and consent solicitation, and Georgeson & Company Inc. is the information agent.

American Banknote Corporation is a leading global provider of secure transaction documents and systems in carefully selected markets along three major product groups: Transaction Cards & Systems, Printing Services & Document Management, and Security Printing Solutions. A combined strategy of operating along product lines and constant expansion of transaction activities worldwide reflects the rapidly changing field of electronic commerce. Additionally, American Banknote, via its Holographics subsidiary, is the world leader in security for financial transaction cards, including VISA, MasterCard, Discover, Diners Club International, and Europay.


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